UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CAREER EDUCATION CORPORATION

(Name of Registrant as Specified In Its Charter)

Steve Bostic

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following letter was mailed to Career Education Corporation stockholders by Steve Bostic on May 6, 2005, along with the attached CECO Stockholder Alert]

STEVE BOSTIC
70 Gruber Lane, Suite 220
St. Simons Island, Georgia 31522-2862

May 5, 2005

Dear Fellow Stockholder:

Less than 11 months ago, your shares in Career Education Corporation shares were trading at almost $71 per share. Today, the closing price was $31.32 per share, a decline of more than $40 per share (or 56%). During this same period, CECO has gone from dramatically outperforming an index of its peers to significantly underperforming that same index.

The irony is that, in less than one year our Company’s earnings have continued to grow, but CECO stockholders have suffered a staggering $4 billion decline in market value.

I believe that CECO’s dismal stock market performance reflects a profound lack of investor confidence in CECO’s future. The following chart is a stark illustration of how industry analysts expect CECO and its peer education companies to perform in the future. Based on analysts’ consensus estimates for fiscal year 2006 and CECO’s closing price on May 5, 2005, CECO ranks dead last in forward P/E:

2006 FORWARD P/E BASED ON FIRST CALL CONSENSUS ESTIMATES FOR FY 2006 AND THE MAY 5, 2005 CLOSING PRICE.

I believe that CECO’s Board has allowed management to lose sight of the Company’s primary mission of providing quality education services; under these directors, CECO management has sacrificed the quality of student programs, resulting in the severe escalation of student attrition — all for the sake of a “top-line growth strategy” that cannot be sustained. At the same time, our Company has been besieged by regulatory, accreditation and legal problems amid serious allegations related to management’s conduct and operation of the business. Over the past two years, the “black clouds” have persisted, despite CECO’s strong earnings performance:

•	Complaints to accreditation agencies, including ACCSCT[1] and SACS[2], some of which have resulted in accreditation warnings and schools placed on probation;

•	Multiple class-action lawsuits against CECO and its senior management, and derivative lawsuits against the CECO directors;

•	SEC and Department of Justice investigations, and EEOC[3] findings of sexual harassment at CECO schools;

•	Negative media coverage of the company, including a “60 Minutes” exposé.

We strongly believe that the accountability and oversight all stockholders deserve is lacking at CECO. Consider that in the weeks prior to the SEC’s June 2004 announcement that it was upgrading its January 2004 informal investigation to a formal inquiry, the Board and management sold over $66 million of their CECO shares. Collectively, they own less than 0.5 percent of CECO, less than one-half of my own holdings. Furthermore, to date, the Board’s Special Committee has failed to disclose the findings from its “independent” internal investigation, denying stockholders the ability to see for themselves what has truly occurred at our Company.

CECO NEEDS A STRONG, INDEPENDENT BOARD

We believe that none of the CECO directors can be viewed as truly independent. You should know that Mr. Chookaszian, a member of CECO’s Audit, and Nominating and Governance Committees, also serves on the board of Marshall & Swift, L.P. whose Chief Executive Officer, Mr. Dowdell, serves as the Chairman of CECO’s Compensation Committee. Apart from Mr. Chookaszian, all of the other CECO directors have prior affiliations with Heller Equity Capital Corporation (Heller) or National Education Corporation (NEC). Heller was a venture capital firm that initially invested in CECO but has since sold all its shares, and NEC was Mr. Larson’s former employer.

Director	Affiliation
CEO Larson	Heller and NEC
CFO Pesch	Heller
Lally	Heller
Laub	NEC
Ogata	NEC
Dowdell	NEC, Marshall & Swift CEO and director
Chookaszian	Marshall & Swift director

[1]	Accrediting Commission of Career Schools and Colleges of Technology
[2]	Southern Association of Colleges and Schools
[3]	Equal Employment Opportunity Commission

Please note that apart from Mr. Chookaszian, none of these directors have been elected to serve on any other public company boards. Mr. Chookaszian also serves on four other public boards, and has disclosed that he serves on five boards of private organizations, all at the same time that he seeks to fulfill his oversight duties as a director at CECO.

We believe the root cause of the problems at CECO is plain: lack of strong leadership and a collapse of both corporate governance and Board oversight. As stockholders, we have an opportunity to do something about that today.

JOIN ME IN SENDING A STRONG MESSAGE TO CECO’S BOARD!

As you may know, I am the former president and founder of American Intercontinental University and the originator of its online accreditation with SACS. I am CECO’s largest individual stockholder, with an investment currently valued at $34 million. I ask you to join me in supporting the adoption of straight-forward corporate governance measures and good business practices that I believe are essential to help CECO begin to regain the ground it has lost in the eyes of the investment community. The reforms I propose, which are detailed in my proxy statement dated April 26, 2005, are intended to improve direct accountability of the Board and management to us — the owners of the Company.

I urge you to support my corporate governance proposals and related effort to “Withhold Authority” to vote for the Board’s director nominees. My corporate governance proposals recommend that CECO:

•	Declassify the Board of Directors, so that each member, not just a few directors, become accountable to the stockholders by standing for annual election;

•	Eliminate the Company’s “poison pill”, a device that denies stockholders the ability to consider potentially advantageous offers for their shares by giving the Board the power to veto such a proposed transaction no matter how beneficial it might be for the stockholders and regardless of the level of stockholder support; and

•	Grant to stockholders the right to call a special meeting, instead of restricting that power solely for the directors themselves. My proposal would give this ability to any stockholders with an aggregate of 33 1/3 percent or more of the common stock.

Because the Company’s Certificate of Incorporation and By-Laws prevent stockholders from making these changes on their own, my proposals alone cannot effect the necessary reform — nor can they force the Board to act. These proposals stand as non-binding recommendations. Their ultimate implementation requires Board support and action.

It is therefore critical that we, as CECO stockholders, demand that the Board enact these reforms, and that we hold the directors accountable if they do not. The undeniable power stockholders have is the power to withhold authority for CECO’s three director nominees. We can send a clear message to the Board. We can demonstrate to the Board our belief in, and commitment to, these corporate governance reforms. I am asking that stockholders “Withhold Authority” to vote for the Board’s nominees.

I have told the Board and its advisers that my primary objective is to see the three stockholder proposals adopted — and that if the Board would include them in the Company’s proxy statement as management proposals, then I would end this proxy contest immediately. The Board has rejected this suggestion outright, leaving no other option for stockholders than to “Withhold Authority” to vote for CECO’s director nominees in order to send an unambiguous message to the Board.

PROTECT THE VALUE OF YOUR INVESTMENT!

Given the current state of our Company, the recent actions of the Board and management, and the relative gross undervaluations of CECO stock compared to that of its peers, I urge you to sign, date and return the WHITE proxy card, voting FOR my proposals to declassify the Board, to eliminate the poison pill, to grant stockholders the right to call special meetings, and WITHHOLD AUTHORITY to vote for the Board’s nominees.

VOTE TO RESTORE ACCOUNTABILITY AT CECO TODAY!

SIGN, DATE AND RETURN YOUR WHITE CARD, AND
WITHHOLD AUTHORITY TO VOTE FOR THE BOARD’S NOMINEES.

Thank you for your consideration and support.

Sincerely,

Steve Bostic

YOUR VOTE IS IMPORTANT!

If you have any questions, or require assistance in voting your shares, please contact my proxy solicitor,

INNISFREE M&A INCORPORATED
Stockholders call toll-free at (877) 825-8631
Banks and Brokers call collect at (212) 750-5833

—CECO STOCKHOLDER ALERT—

IF YOU VOTE ON MANAGEMENT’S BLUE CARD,
SOMEONE ELSE GETS TO DECIDE HOW YOUR SHARES WILL BE VOTED
ON THE IMPORTANT STOCKHOLDER PROPOSALS...

PROTECT THE VALUE OF YOUR INVESTMENT—
EXERCISE YOUR RIGHT TO VOTE!

You should be aware that, unless you exercise your right to vote on the WHITE card,
CECO intends to vote any shares represented on its Blue card against the important stockholder proposals, which are intended to promote transparency at your company and the accountability stockholders deserve.

Additionally, if you hold your shares through a brokerage firm and don’t instruct your broker to Withhold Authority to vote on director nominees, your broker may be able to vote ALL your shares for the company’s nominees and give CECO the power to vote your shares against the stockholder proposals...

EXERCISE YOUR RIGHT TO SEND A STRONG MESSAGE TO THE BOARD:

VOTE TODAY ON THE WHITE CARD—
WITHHOLD AUTHORITY ON DIRECTOR NOMINEES;
VOTE FOR THE THREE STOCKHOLDER PROPOSALS!